Exhibit 99.1

CORRECTING and REPLACING WGL Holdings, Inc. Reports Third Quarter Fiscal Year

2012 Financial Results; Affirms Fiscal Year 2012 Non-GAAP Guidance

•	Consolidated earnings per share up — $0.14 per share vs. $0.06 per share for the same quarter of the prior year

•	Consolidated non-GAAP operating earnings up — $0.08 per share vs. $0.01 per share for the same quarter of the prior year

•	Earnings Guidance for fiscal year 2012 — lowering GAAP earnings to a range of $2.34 and $2.46 per share and affirmed in a range of $2.43 and $2.55 per share for non-GAAP operating earnings

CORRECTION...by WGL Holdings, Inc.

WASHINGTON—(BUSINESS WIRE)— Please replace the release dated August 3, 2012 with this corrected version due to the following changes:

•

In the subheadline, the third bullet point should read: Earnings Guidance for fiscal year 2012 — lowering GAAP earnings to a range of $2.34 and $2.46 per share and affirmed in a range of $2.43 and $2.55 per share for non-GAAP operating earnings (sted Earnings Guidance for fiscal year 2012 affirmed in a range of $2.34 and $2.46 per share for GAAP earnings and affirmed in a range of $2.43 and $2.55 per share for non-GAAP operating earnings)

•

In the section Earnings Outlook, first graph, first sentence should read: We are lowering our GAAP earnings estimate for fiscal year 2012 to a range of $2.34 per share to $2.46 per share. (sted We are affirming our GAAP earnings estimate for fiscal year 2012 in a range of $2.34 per share to $2.46 per share.)

•	In the section Earnings Outlook, second graph, first sentence should read: We are affirming (sted We are also affirming).

The corrected release reads:

WGL HOLDINGS, INC. REPORTS THIRD QUARTER FISCAL YEAR 2012 FINANCIAL RESULTS; AFFIRMS

FISCAL YEAR 2012 NON-GAAP GUIDANCE

•	Consolidated earnings per share up — $0.14 per share vs. $0.06 per share for the same quarter of the prior year

•	Consolidated non-GAAP operating earnings up — $0.08 per share vs. $0.01 per share for the same quarter of the prior year

•	Earnings Guidance for fiscal year 2012 — lowering GAAP earnings to a range of $2.34 and $2.46 per share and affirmed in a range of $2.43 and $2.55 per share for non-GAAP operating earnings

WGL Holdings, Inc. (NYSE: WGL):

Consolidated Results

WGL Holdings, Inc. (NYSE: WGL), the parent company of Washington Gas Light Company (Washington Gas) and other energy-related subsidiaries, today reported net income determined in accordance with generally accepted accounting principles in the United States of America (GAAP) for the quarter ended June 30, 2012 of $7.5 million, or $0.14 per share, compared to net income of $3.0 million, or $0.06 per share, reported for the quarter ended June 30, 2011.

For the nine months of fiscal year 2012, we reported net income determined in accordance with GAAP of $132.1 million, or $2.56 per share, compared to net income of $147.6 million, or $2.88 per share, reported for the comparative period of fiscal year 2011. Our operations are seasonal and, accordingly, our operating results for the three and nine months ended June 30, 2012, are not indicative of the results expected for the 12 months ending September 30, 2012.

Financial performance is also evaluated based on non-GAAP operating earnings (loss). Non-GAAP operating earnings (loss) excludes the effects of: (i) unrealized mark-to-market gains (losses) on energy-related derivatives for our regulated utility and retail energy marketing segments; (ii) certain gains and losses associated with optimizing the utility segment’s system capacity assets; (iii) changes in the measured value of our inventory for our wholesale energy solutions segment; (iv) the financial effects of warm or cold weather that exceeds weather protection for our regulated utility segment and (v) certain unusual transactions. Refer to “Use of Non-GAAP Operating Earnings

(Loss)” and supporting reconciliations attached to this news release for a detailed discussion of management’s use of this non-GAAP financial measure, as well as reconciliations of net income determined in accordance with GAAP to non-GAAP operating earnings (loss) for both our consolidated and segment results.

For the quarter ended June 30, 2012, non-GAAP operating earnings were $4.0 million, or $0.08 per share, an increase of $3.7 million, or $0.07 per share, over non-GAAP operating earnings of $0.3 million, or $0.01 per share, for the same quarter of the prior fiscal year. For the nine months ended June 30, 2012, non-GAAP operating earnings were $143.4 million, or $2.78 per share, an increase of $13.0 million, or $0.23 per share, over non-GAAP operating earnings of $130.4 million, or $2.55 per share, for the same period of the prior fiscal year.

“In the third quarter we saw earnings growth in both our utility and non-utility businesses,” said Terry McCallister, Chairman and CEO. “Our regulated utility segment benefited from increased revenues following the completion of rate cases in Virginia and Maryland, and our retail-energy marketing segment continued to see steady earnings growth in spite of the extreme summer temperatures experienced in our territories. I am pleased with these results and confident that we will achieve our expectations for 10% growth in non-GAAP earnings per share this year.”

Third Quarter Results by Business Segment

Regulated Utility Segment

We typically report a net loss for quarters ending June 30 because of the seasonal nature of our utility operations and the corresponding reduced demand for natural gas during this period. For the quarter ended June 30, 2012, our regulated utility segment reported a seasonal net loss of $(5.8) million, or ($0.11) per share, compared to a net loss of $(3.9) million, or $(0.08) per share, reported for the same quarter of the prior fiscal year. After adjustments, non-GAAP operating losses for the regulated utility segment were ($4.1) million, or ($0.08) per share, for the quarter ended June 30, 2012, compared to non-GAAP operating losses of $(6.4) million, or $(0.12) per share, for the same quarter of the prior fiscal year.

For the nine months ended June 30, 2012, our regulated utility segment reported net income of $110.9 million, or $2.15 per share, an increase of $3.3 million, or $0.05 per share, over net income of $107.6 million, or $2.10 per share, reported for the nine months ended June 30, 2011. After adjustments, non-GAAP operating earnings for the regulated utility segment were $117.1 million, or $2.27 per share, for the nine months ended June 30, 2012, an increase of $6.7 million, or $0.12 per share, over non-GAAP operating earnings of $110.4 million, or $2.15 per share, for the same period of the prior fiscal year.

The improvement in both the three and nine months ended June 30, 2012 for non-GAAP operating earnings reflect higher revenues from the implementation of new rates in Virginia and Maryland, an increase in average active customer meters and lower interest expense, partially offset by: (i) unfavorable effects of changes in natural gas consumption patterns in the District of Columbia; (ii) higher operation and maintenance expenses and (iii) higher depreciation expense due to the growth in our investment in utility plant. For the nine month period, favorable variances were also partially offset by lower realized margins associated with our asset optimization program and higher income tax expense due to an increase in the effective tax rate.

Retail Energy-Marketing Segment

For the quarter ended June 30, 2012, the retail energy-marketing segment reported net income of $19.7 million, or $0.38 per share, an increase of $11.4 million, or $0.22 per share over net income of $8.3 million, or $0.16 per share, reported for the same quarter of the prior fiscal year. Non-GAAP operating earnings for the retail energy-marketing segment were $9.0 million, or $0.17 per share, for the quarter ended June 30, 2012, an increase of $1.3 million, or $0.02 per share, over non-GAAP operating earnings of $7.7 million, or $0.15 per share, for the same quarter of the prior fiscal year.

For the nine months ended June 30, 2012, the retail energy-marketing segment reported net income of $25.0 million, or $0.48 per share, compared to net income of $42.9 million, or $0.84 per share, reported for the same period of the prior fiscal year. Non-GAAP operating earnings for the retail energy-marketing segment were $27.3 million, or $0.53 per share, for the nine months ended June 30, 2012, an increase of $4.8 million, or $0.09 per share, over non-GAAP operating earnings of $22.5 million, or $0.44 per share, for the same period of the prior fiscal year.

The differences between GAAP net income and non-GAAP operating earnings are due to adjustments to eliminate unrealized mark-to-market gains and losses attributable to certain wholesale energy supply and retail sales contracts.

For the quarter ended June 30, 2012, non-GAAP operating earnings reflect higher realized electric margins due to increased sales volumes resulting from customer growth and favorable price conditions in the current period versus the same quarter of the prior year. Realized natural gas margins were lower primarily attributable to a less favorable pattern of margin recognition in the current quarter versus the same quarter of the prior year partially offset by higher sales volumes. The pattern of margin recognition that the retail energy-marketing segment realizes in a given quarter varies from year to year.

For the nine months ended June 30, 2012, non-GAAP operating earnings reflect higher realized electric margins attributable to higher sales volumes due to customer growth, favorable price conditions and a different pattern of margin recognition versus the prior year. Realized natural gas margins are lower primarily due to lower unit margins on portfolio optimization activities and lower retail sales volumes resulting from warm weather. As noted above, the pattern of margin recognition varies from year to year. Operating expenses in the nine month period increased primarily due to higher customer service and bad debt costs as well as other expenses.

Commercial Energy Systems

For the quarter ended June 30, 2012, the commercial energy systems segment reported net income of $0.6 million compared to net income of $45,000 for the same quarter last year. For the nine months ended June 30, 2012, the commercial energy systems segment reported net income of $1.4 million compared to net income of $25,000 for the same period last year. The increase in earnings is primarily due to higher revenue from commercial solar projects in the current period and the timing of project work for government agency customers that was delayed in the prior year. There were no non-GAAP adjustments for this segment for any of the periods presented.

Wholesale Energy Solutions

For the quarter ended June 30, 2012, the wholesale energy solutions segment reported a net loss of $(6.0) million, or $(0.12) per share, compared to a net loss of $(0.6) million for the same period of the prior fiscal year. Non-GAAP net losses for the wholesale energy solutions segment were $(0.5) million, or $(0.01) per share, compared to a loss of $(0.2) million for the same period of the prior fiscal year.

For the nine months ended June 30, 2012, the wholesale energy solutions segment reported a net loss of $(3.4) million, or $(0.07) per share, compared to a net loss of $(0.4) million for the same period of the prior fiscal year. Wholesale energy solutions had a non-GAAP net loss of $(0.7) million, compared to net income of $0.1 million for the same period of the prior fiscal year.

The non-GAAP comparison for the year-to-date period reflects low storage and transportation spreads due to one of the warmest winters on record across the country, which affected optimization opportunities. Both the quarter and year-to-date periods reflect higher operation and maintenance expense as a result of new storage and optimization arrangements, as well as costs related to the Commonwealth Pipeline project.

Earnings Outlook

We are lowering our GAAP earnings estimate for fiscal year 2012 to a range of $2.34 per share to $2.46 per share. This estimate includes projected fiscal year 2012 earnings from our regulated utility segment in a range of $1.74 per share to $1.80 per share and projected fiscal year 2012 earnings from our unregulated business segments in a range of $0.60 per share to $0.66 per share.

We are affirming our consolidated earnings estimate for fiscal year 2012 based on non-GAAP operating earnings in a range of $2.43 per share to $2.55 per share. This estimate includes projected fiscal year 2012 non-GAAP operating earnings from our regulated utility segment in a range of $1.82 per share to $1.88 per share, and projected fiscal year 2012 non-GAAP operating earnings from our unregulated business segments in a range of $0.61 per share to $0.67 per share. Refer to the “Reconciliation of GAAP Earnings Guidance to Non-GAAP Earnings Guidance” attached to this press release for a reconciliation of our GAAP earnings per share estimate to our estimate based on non-GAAP operating earnings per share.

We assume no obligation to update this guidance. The absence of any statement by us in the future should not be presumed to represent an affirmation of this earnings guidance. For the assumptions underlying this guidance, please refer to the slides accompanying our webcast that will be posted to the WGL Holdings website, www.wglholdings.com.

Other Information

We will hold a conference call at 10:30 a.m. Eastern Time on August 6, 2012, to discuss our third quarter fiscal year 2012 financial results. The live conference call will be available to the public via a link located on the WGL Holdings website, www.wglholdings.com. To hear the live webcast, click on the “Webcast” link located on the home page of the referenced site. The webcast and related slides will be archived on the WGL Holdings website through September 6, 2012.

Headquartered in Washington, D.C., WGL Holdings, Inc. has four operating segments: (i) the regulated utility segment which primarily consists of Washington Gas, a natural gas utility that serves over one million customers throughout metropolitan Washington, D.C., and the surrounding region; (ii) the retail-energy marketing segment which consists of Washington Gas Energy Services, Inc., a third-party marketer that competitively sells natural gas and electricity; (iii) the commercial energy systems segment which consists of Washington Gas Energy Systems, Inc., a provider of design-build energy efficiency solutions to government and commercial clients and commercial solar projects and (iv) the wholesale energy solutions segment which consists of Capitol Energy Ventures Corp., an asset optimization business that acquires, manages and optimizes natural gas storage and transportation assets. Additional information about WGL Holdings, Inc. is available on our website, www.wglholdings.com.

Unless otherwise noted, earnings per share amounts are presented on a diluted basis, and are based on weighted average common and common equivalent shares outstanding.

Please see the attached comparative statements for additional information on our operating results. Also attached to this news release are reconciliations of net income determined in accordance with GAAP to non-GAAP operating earnings (loss) for both our consolidated and segment results as well as reconciliations of our GAAP earnings guidance to our non-GAAP earnings guidance.

Forward-Looking Statements

This news release and other statements by us include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the outlook for earnings, revenues and other future financial business performance or strategies and expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.” Although we believe such forward-looking statements are based on reasonable assumptions, we cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of today, and we assume no duty to update them. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, general economic conditions and the factors discussed under the “Risk Factors” heading in our most recent annual report on Form 10-K and other documents we have filed with, or furnished to, the U.S. Securities and Exchange Commission.

WGL Holdings, Inc.

Consolidated Balance Sheets

(Unaudited)

(In thousands)	June 30, 2012	September 30, 2011
ASSETS
Property, Plant and Equipment
At original cost	$3,715,733	$3,575,973
Accumulated depreciation and amortization	(1,124,488)	(1,086,072)

Net property, plant and equipment	2,591,245	2,489,901

Current Assets
Cash and cash equivalents	51,519	4,332
Accounts receivable, net	356,033	296,423
Storage gas	236,980	290,394
Other	131,797	133,584

Total current assets	776,329	724,733

Deferred Charges and Other Assets	585,461	594,400

Total Assets	$3,953,035	$3,809,034

CAPITALIZATION AND LIABILITIES
Capitalization
Common shareholders’ equity	$1,281,869	$1,202,715
Washington Gas Light Company preferred stock	28,173	28,173
Long-term debt	588,089	587,213

Total capitalization	1,898,131	1,818,101

Current Liabilities
Notes payable and current maturities of long-term debt	90,539	116,525
Accounts payable and other accrued liabilities	234,168	279,434
Other	251,891	180,781

Total current liabilities	576,598	576,740

Deferred Credits	1,478,306	1,414,193

Total Capitalization and Liabilities	$3,953,035	$3,809,034

WGL Holdings, Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
(In thousands, except per share data)	2012	2011	2012	2011
OPERATING REVENUES
Utility	$160,681	$178,466	$985,528	$1,149,057
Non-utility	277,645	311,815	1,019,999	1,154,319

Total Operating Revenues	438,326	490,281	2,005,527	2,303,376

OPERATING EXPENSES
Utility cost of gas	40,926	60,774	384,710	555,964
Non-utility cost of energy-related sales	235,664	281,817	927,640	1,032,935
Operation and maintenance	89,054	80,776	255,735	245,875
Depreciation and amortization	25,184	22,833	73,530	68,124
General taxes and other assessments	26,965	28,840	111,043	123,515

Total Operating Expenses	417,793	475,040	1,752,658	2,026,413

OPERATING INCOME	20,533	15,241	252,869	276,963
Other Income—Net	1,228	481	4,222	49
Interest Expense
Interest on long-term debt	9,152	10,022	28,244	29,919
AFUDC and other — net	407	210	658	631

Total Interest Expense	9,559	10,232	28,902	30,550

INCOME BEFORE INCOME TAXES	12,202	5,490	228,189	246,462
INCOME TAX EXPENSE	4,415	2,208	95,125	97,860

NET INCOME	7,787	3,282	133,064	148,602
Dividends on Washington Gas preferred stock	330	330	990	990

NET INCOME APPLICABLE TO COMMON STOCK	$7,457	$2,952	$132,074	$147,612

AVERAGE COMMON SHARES OUTSTANDING
Basic	51,553	51,243	51,499	51,153
Diluted	51,632	51,314	51,574	51,235

EARNINGS PER AVERAGE COMMON SHARE
Basic	$0.14	$0.06	$2.56	$2.89
Diluted	$0.14	$0.06	$2.56	$2.88

Net Income (Loss) Applicable To Common Stock—By Segment ($000):

Regulated utility	$(5,846)	$(3,931)	$110,911	$107,596

Non-utility operations:
Retail energy-marketing	19,667	8,316	24,977	42,925
Commercial energy systems	591	45	1,425	25
Wholesale energy solutions	(5,958)	(553)	(3,443)	(366)
Other activities	(997)	(925)	(1,796)	(2,568)

Total non-utility	13,303	6,883	21,163	40,016

NET INCOME APPLICABLE TO COMMON STOCK	$7,457	$2,952	$132,074	$147,612

WGL Holdings, Inc.

Consolidated Financial and Operating Statistics

(Unaudited)

FINANCIAL STATISTICS

	Twelve Months Ended June 30,
	2012	2011
Closing Market Price —end of period	$39.75	$38.49
52-Week Market Price
Range	$44.99-$34.71	$40.00-$33.32
Price Earnings Ratio	20.2	16.2
Annualized Dividends
Per Share	$1.60	$1.55
Dividend Yield	4.0%	4.0%
Return on Average
Common Equity	8.0%	9.9%
Total Interest Coverage (times)	5.5	5.8
Book Value Per Share—end of period	$24.86	$24.41
Common Shares
Outstanding—end of period (thousands)	51,573	51,293

UTILITY GAS

STATISTICS

	Three Months Ended June 30,		Nine Months Ended June 30,		Twelve Months Ended June 30,
(In thousands)	2012	2011	2012	2011	2012	2011
Operating Revenues
Gas Sold and Delivered
Residential—Firm	$93,437	$102,919	$631,173	$757,953	$689,063	$828,836
Commercial and Industrial—Firm	20,496	26,446	137,258	178,012	154,905	196,396
Commercial and Industrial—Interruptible	199	516	1,398	2,130	1,758	2,637
Electric Generation	275	275	825	825	1,100	1,100

	114,407	130,156	770,654	938,920	846,826	1,028,969

Gas Delivered for
Others
Firm	28,663	31,783	152,976	147,536	174,567	168,637
Interruptible	9,606	9,754	38,256	42,608	46,221	50,662
Electric Generation	345	135	489	253	694	532

	38,614	41,672	191,721	190,397	221,482	219,831

	153,021	171,828	962,375	1,129,317	1,068,308	1,248,800
Other	7,660	6,638	23,153	19,740	32,743	27,507

Total	$160,681	$178,466	$985,528	$1,149,057	$1,101,051	$1,276,307

	Three Months Ended June 30,		Nine Months Ended June 30,		Twelve Months Ended June 30,
(In thousands of therms)	2012	2011	2012	2011	2012	2011
Gas Sales and Deliveries
Gas Sales and Deliveried
Residential—Firm	60,617	70,907	503,464	647,836	533,186	683,951
Commercial and Industrial—Firm	19,322	22,873	132,965	165,325	146,847	179,895
Commercial and Industrial—Interruptible	303	493	1,785	2,086	2,272	2,531

	80,242	94,273	638,214	815,247	682,305	866,377

Gas Delivered for
Others
Firm	74,261	82,207	387,090	461,547	426,730	505,662
Interruptible	49,475	47,429	199,815	227,294	243,942	272,667
Electric
Generation	188,382	44,042	231,393	67,404	304,546	172,243

	312,118	173,678	818,298	756,245	975,218	950,572

Total	392,360	267,951	1,456,512	1,571,492	1,657,523	1,816,949

WASHINGTON GAS ENERGY SERVICES
Natural Gas Sales
Therm Sales (thousands of therms)	96,778		91,344		529,137		610,272		597,289		673,453
Number of Customers (end of period)	180,900		172,100		180,900		172,100		180,900		172,100

Electricity Sales
Electricity Sales (thousands of kWhs)	2,991,265		2,687,887		8,400,227		7,745,297		11,447,330		10,655,268
Number of Accounts (end of period)	202,200		183,900		202,200		183,900		202,200		183,900

UTILITY GAS PURCHASED EXPENSE (excluding asset optimization)	53.49	¢	72.94	¢	60.98	¢	67.95	¢	62.53	¢	68.62	¢

HEATING DEGREE DAYS
Actual	224		273		3,031		3,985		3,045		3,985
Normal	302		301		3,786		3,756		3,778		3,770
Percent Colder (Warmer) than Normal	(25.8)%		(9.3)%		(19.9)%		6.1%		(19.4)%		5.7%

Average Active Customer Meters	1,096,156		1,087,779		1,093,293		1,084,599		1,091,260		1,082,296

WGL HOLDINGS, INC.

USE OF NON-GAAP OPERATING EARNINGS (LOSS)

(Unaudited)

The attached reconciliations are provided to clearly identify adjustments made to net income calculated in accordance with GAAP to derive non-GAAP operating earnings (loss). Management believes non-GAAP operating earnings (loss) provides a more meaningful representation of our earnings from ongoing operations by adjusting for the effects of: (i) unrealized mark-to-market gains and losses from energy-related derivatives for our regulated utility and retail marketing operations; (ii) certain gains and losses associated with optimizing the utility segment’s capacity assets; (iii) changes in the measured value of our inventory for our wholesale energy solutions segment; (iv) the financial effects of warmer-than-normal/colder-than-normal weather that exceeds weather protection for our regulated utility segment and (v) certain unusual transactions. This presentation facilitates analysis by providing a consistent and comparable measure to help management, investors and analysts better understand and evaluate our operating results and performance trends, and assist in analyzing period-to-period comparisons. Additionally, we use this non-GAAP measure to report to the board of directors and to evaluate management’s performance. The economic substance underlying our adjustments to calculate non-GAAP operating earnings (loss) is as follows:

•

We exclude unrealized mark-to-market adjustments for our energy-related derivatives for our regulated utility and retail marketing operations to provide a more transparent and accurate view of the ongoing financial results of our operations and to be consistent with regulatory sharing requirements. For our regulated utility segment, we use derivatives to substantially lock-in a future profit. This profit does not change even though the unrealized fair value of the underlying derivatives may change period-to-period, until settlement. Additionally, for the regulated utility segment, sharing with customers is based on realized profit, and does not factor in unrealized gains and losses. For our retail energy-marketing segment, we use derivatives to lock-in a price for energy supplies to match future retail sales commitments. These derivatives are subject to mark-to-market treatment, while most of the corresponding retail sales contracts are not. With the exception of certain transactions related to the optimization of system capacity assets, as discussed below, when these derivatives settle the economic impact is reflected in our non-GAAP operating results, as we are only removing the interim unrealized mark-to-market amounts that are ultimately reversed when the derivatives are settled.

•

We adjust for certain gains and losses associated with the optimization of the regulated utility segment’s capacity assets. Transactions to optimize our system storage capacity assets are structured to lock-in a profit that is recognized, for regulatory purposes, as the natural gas is delivered to end-use customers. These transactions may result in gains and losses that consist of: (i) the settlement of physical and financial derivatives related to the management of our storage inventory and (ii) lower-of-cost or market adjustments from the difference between the cost of physical inventory compared to the amount realized through rates when the inventory is ultimately delivered to customers. In our GAAP results, due to timing differences between when the physical and financial transactions settle, and when the natural gas is sold to the end-use customer, gains and losses associated with our storage optimization strategy may be spread across different reporting periods. For purposes of calculating non-GAAP operating earnings (loss), gains and losses associated with these transactions are included in the reporting period when the gas is delivered to the end-use customer and the ultimate profit is realized for regulatory purposes. In addition, losses incurred to terminate long-term contracts affecting transportation capacity optimization margins of future periods are included in the reporting period when the transportation capacity optimization margins earned as a result of the termination are realized. These adjustments reflect a better matching between the economic costs and benefits of the overall optimization strategy.

We also exclude valuation adjustments to the carrying value of non-system natural gas storage inventory in our regulated utility segment. This inventory is held solely to support asset optimization transactions. Valuation adjustments to reflect lower-of-cost or market under current accounting standards may not be representative of the margins that will be realized and shared with our utility ratepayers. Non-GAAP earnings reflect actual margins realized based on the unadjusted historical cost in storage when inventory is withdrawn and sold.

•

Our non-utility wholesale energy solutions segment owns natural gas storage inventory in connection with its asset optimization strategies. Certain of this storage inventory is economically hedged with physical sales contracts. We adjust the value of that inventory using the same forward price that is used to calculate the fair value of the related physical sales contracts under derivative accounting requirements. The remaining storage optimization inventory is valued using delivered market prices for the month following the end of the reporting period. This adjustment also includes the estimated effects of certain sharing mechanisms on all of our non-GAAP unrealized gains and losses. Adjusting our storage optimization inventory in this fashion allows our reported non-GAAP earnings to better align with the settlement of both our physical and financial transactions and allows investors and management to better analyze the results of our non-utility asset optimization strategies.

•

Washington Gas has a weather protection strategy designed to neutralize the estimated financial effects of weather. To the extent, however, the financial effects of warm or cold weather exceed our weather protection, we will exclude these effects from non-GAAP operating earnings (loss). Utilization of normal weather is an industry standard, and it is our practice to evaluate our rate-regulated revenues by utilizing normal weather and to provide estimates and guidance on the basis of normal weather.

•	We exclude certain unusual transactions that may be the result of regulatory or legal decisions, or items that we may deem outside of the ordinary course of business.

There are limits in using non-GAAP operating earnings (loss) to analyze our results, as they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. In addition, using non-GAAP operating earnings (loss) per share to analyze our earnings may have limited value as it excludes certain items that may have a material impact on our reported financial results. We compensate for these limitations by providing investors with the attached reconciliations to net income, the most directly comparable GAAP financial measure.

WGL HOLDINGS, INC. (Consolidating by Segment)

RECONCILIATION OF GAAP NET INCOME (LOSS) TO

NON-GAAP OPERATING EARNINGS (LOSS)

(Unaudited)

Three Months Ended June 30, 2012

(In thousands, except per share data)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Wholesale Energy Solutions	Other Activities*	Consolidated
GAAP net income (loss)	$(5,846)	$19,667	$591	$(5,958)	$(997)	$7,457
Adjusted for (items shown after-tax):
Unrealized mark-to-market gain on energy-related derivatives (a)	(1,590)	(10,709)	—	—	—	(12,299)
Storage optimization program (b)	93	—	—	—	—	93
Weather derivative products (c)	51	—	—	—	—	51
Change in measured value of inventory (d)	—	—	—	5,421	—	5,421
DC weather impact (e)	221	—	—	—	—	221
Impairment loss on Springfield
Operations Center (f)	3,012	—	—	—	—	3,012

Non-GAAP operating earnings (loss)	$(4,059)	$8,958	$591	$(537)	$(997)	$3,956

GAAP diluted earnings (loss) per average common share (51,632 shares)	$(0.11)	$0.38	$0.01	$(0.12)	$(0.02)	$0.14
Per share effect of non-GAAP adjustments	0.03	(0.21)	—	0.11	0.01	(0.06)

Non-GAAP operating earnings (loss) per share	$(0.08)	$0.17	$0.01	$(0.01)	$(0.01)	$0.08

Three Months Ended June 30, 2011 (i)

(In thousands, except per share data)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Wholesale Energy Solutions	Other Activities*	Consolidated
GAAP net income (loss)	$(3,931)	$8,316	$45	$(553)	$(925)	$2,952
Adjusted for (items shown after-tax):
Unrealized mark-to-market gain on energy-related derivatives (a)	(2,946)	(593)	—	—	—	(3,539)
Storage optimization program (b)	529	—	—	—	—	529
Weather derivative products (c)	(27)	—	—	—	—	(27)
Change in measured value of inventory (d)	—	—	—	355	—	355

Non-GAAP operating earnings (loss)	$(6,375)	$7,723	$45	$(198)	$(925)	$270

GAAP diluted earnings (loss) per average common share (51,314 shares)	$(0.08)	$0.16	$—	$(0.01)	$(0.01)	$0.06
Per share effect of non-GAAP adjustments	(0.04)	(0.01)	—	0.01	(0.01)	(0.05)

Non-GAAP operating earnings (loss) per share	$(0.12)	$0.15	$—	$—	$(0.02)	$0.01

Nine Months Ended June 30, 2012

(In thousands, except per share data)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Wholesale Energy Solutions	Other Activities	Consolidated
GAAP net income (loss)	$110,911	$24,977	$1,425	$(3,443)	$(1,796)	$132,074
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss (gain) on energy-related derivatives (a)	(2,475)	2,370	—	—	—	(105)
Storage optimization program (b)	1,072	—	—	—	—	1,072
Weather derivative products (c)	(363)	—	—	—	—	(363)
Change in measured value of inventory (d)	—	—	—	2,787	—	2,787
DC weather impact (e)	2,078	—	—	—	—	2,078
Impairment loss on Springfield Operations Center (f)	3,012	—	—	—	—	3,012
Regulatory asset write-off—tax effect Medicare Part D (g)	2,827	—	—	—	—	2,827

Non-GAAP operating earnings (loss)	$117,062	$27,347	$1,425	$(656)	$(1,796)	$143,382

GAAP diluted earnings (loss) per average common share (51,574 shares)	$2.15	$0.48	$0.03	$(0.07)	$(0.03)	$2.56
Per share effect of non-GAAP adjustments	0.12	0.05	—	0.06	(0.01)	0.22

Non-GAAP operating earnings (loss) per share	$2.27	$0.53	$0.03	$(0.01)	$(0.04)	$2.78

	Nine Months Ended June 30, 2011 (i)
		Retail	Commercial	Wholesale
(In thousands, except per share data)	Regulated Utility	Energy- Marketing	Energy Systems	Energy Solutions	Other Activities*	Consolidated
GAAP net income (loss)	$107,596	$42,925	$25	$(366)	$(2,568)	$147,612
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss (gain) on energy-related derivatives (a)	5,853	(20,402)	—	—	—	(14,549)
Storage optimization program (b)	(1,828)	—	—	—	—	(1,828)
Weather derivative products (c)	(151)	—	—	—	—	(151)
Change in measured value of inventory (d)	—	—	—	426	—	426
Amortization of derivative contract termination (h)	(1,074)	—	—	—	—	(1,074)

Non-GAAP operating earnings (loss)	$110,396	$22,523	$25	$60	$(2,568)	$130,436

GAAP diluted earnings (loss) per average common share (51,235 shares)	$2.10	$0.84	$—	$(0.01)	$(0.05)	$2.88
Per share effect of non-GAAP adjustments	0.05	(0.40)	—	0.01	0.01	(0.33)

Non-GAAP operating earnings (loss) per share	$2.15	$0.44	$—	$—	$(0.04)	$2.55

*	Per share amounts may include adjustments for rounding.

WGL HOLDINGS, INC. (Consolidated by Quarter)

RECONCILIATION OF GAAP NET INCOME (LOSS) TO

NON-GAAP OPERATING EARNINGS (LOSS)

(Unaudited)

Fiscal Year 2012

	Quarterly Period Ended (j)
(In thousands, except per share data)	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Fiscal Year
GAAP net income	$50,438	$74,179	$7,457		$132,074
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss (gain) on energy-related derivatives (a)	11,997	197	(12,299)		(105)
Storage optimization program (b)	138	841	93		1,072
Weather derivative products (c)	(228)	(186)	51		(363)
Change in measured value of inventory (d)	(4,238)	1,604	5,421		2,787
DC weather impact (e)	—	1,857	221		2,078
Impairment loss on Springfield Operations Center (f)	—	—	3,012		3,012
Regulatory asset write-off—tax effect Medicare Part D (g)	—	2,827	—		2,827

Non-GAAP operating earnings	$58,107	$81,319	$3,956		$143,382

Diluted average common shares outstanding	51,533	51,561	51,632		51,574

GAAP diluted earnings per average common share	$0.98	$1.44	$0.14		$2.56
Per share effect of non-GAAP adjustments	0.15	0.14	(0.06)		0.22

Non-GAAP operating earnings per share	$1.13	$1.58	$0.08		$2.78

Fiscal Year 2011 (i)

	Quarterly Period Ended (j)
(In thousands, except per share data)	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Fiscal Year
GAAP net income	$65,232	$79,428	$2,952		$147,612
Adjusted for (items shown after-tax):
Unrealized mark-to-market (gain) loss on energy-related derivatives (a)	(12,196)	1,186	(3,539)		(14,549)
Storage optimization program (b)	(1,720)	(637)	529		(1,828)
Weather derivative products (c)	(182)	58	(27)		(151)
Change in measured value of inventory (d)	1,878	(1,807)	355		426
Amortization of derivative contract termination (h)	(429)	(645)	—		(1,074)

Non-GAAP operating earnings	$52,583	$77,583	$270		$130,436

Diluted average common shares outstanding	51,143	51,242	51,314		51,235

GAAP diluted earnings per average common share	$1.28	$1.55	$0.06		$2.88
Per share effect of non-GAAP adjustments	(0.25)	(0.04)	(0.05)		(0.33)

Non-GAAP operating earnings per share	$1.03	$1.51	$0.01		$2.55

Footnotes:

(a)	Adjustments to eliminate the change in the unrealized mark-to-market positions of our energy-related derivatives that were recorded to income during the period. For the regulated utility segment, to the extent that our unrealized mark-to-market gains and losses are not shared with customers, these amounts are recorded directly to income. All unrealized mark-to-market gains and losses for the retail energy-marketing segment and the wholesale energy solutions segment are recorded directly to income.
(b)	Adjustments to shift the timing of storage optimization margins from the periods recognized for GAAP purposes to the periods in which such margins are recognized for regulatory sharing purposes. In addition, lower-of-cost-or-market adjustments related to system and non-system storage optimization are eliminated for non-GAAP reporting, since the margins will be recognized for regulatory purposes when the withdrawals are made at the unadjusted historical cost of storage inventory.
(c)	Represents weather derivatives that are recorded at fair value rather than being valued based on actual variations from normal weather. Thus, any portion of recorded fair value that is not directly offset by an increase/decrease in revenue due to weather is excluded for non-GAAP purposes.
(d)	Adjustments to reflect storage inventory at market or at a value based on the price used to value the physical forward sales contract that is economically hedging the storage inventory. This adjustment also includes the estimated effects of certain sharing mechanisms on all of our non-GAAP unrealized gains and losses.
(e)	Represents the financial effects of warm or cold weather that exceeds weather protection for our regulated utility segment.
(f)	During the third quarter of fiscal year 2012, Washington Gas recorded an impairment charge related to its Springfield Operations Center. Non-GAAP earnings has been adjusted to reflect a comparable measure in analyzing period-to-period comparisons.
(g)	In March 2010, the Patient Protection and Affordable Care Act (PPACA) eliminated future Medicare Part D tax benefits for Washington Gas’ tax years beginning after September 30, 2013. The deferred tax asset related to this benefit was reversed and a regulatory asset was established to reflect the probable recovery of higher future tax expense from customers. Based on positions taken by the Maryland Public Service Commission (PSC of MD) in Washington Gas’ rate case, the PSC of MD would not permit recovery of this asset.
(h)	During the fourth quarter of fiscal year 2009, Washington Gas terminated a long-term energy-related derivative contract related to its transportation capacity optimization and recognized an associated loss of $3.9 million for GAAP purposes. For non-GAAP purposes, this loss was recognized in each period to be matched against the margins earned in the quarters that would have been constrained if the contract had not been terminated.
(i)	Consolidated non-GAAP earnings have been revised to reflect the change in the non-GAAP adjustment methodology in the wholesale energy solutions segment to include unrealized gains and losses of physical and financial purchase and sales contracts in non-GAAP earnings and to value the storage inventory to market value or to the price used in valuing the physical forward sale economically hedging the storage.
(j)	Quarterly earnings per share may not sum to year-to-date or annual earnings per share as quarterly calculations are based on weighted average common and common equivalent shares outstanding, which may vary for each of those periods.

WGL HOLDINGS, INC.

RECONCILIATION OF GAAP EARNINGS GUIDANCE TO

NON-GAAP EARNINGS GUIDANCE

FISCAL YEAR ENDING SEPTEMBER 30, 2012

Consolidated

	Low	High
GAAP Earnings Per Share Guidance Range	$2.34	$2.46
Adjusted for:
Unrealized mark-to-market gain on energy-related derivatives (a)	(0.09)	(0.09)
Storage optimization program (b)	0.02	0.02
Weather derivative products (c)	(0.01)	(0.01)
Change in measured value of inventory (d)	0.05	0.05
DC weather impact (e)	0.04	0.04
Impairment loss on Springfield Operations Center (f)	0.06	0.06
Regulatory asset write-off—tax effect Medicare Part D (g)	0.05	0.05
Retroactive depreciation expense adjustment (h)	(0.03)	(0.03)

Non-GAAP Operating Earnings Per Share Guidance Range	$2.43	$2.55

Regulated Utility Segment

	Low	High
GAAP Earnings Per Share Guidance Range	$1.74	$1.80
Adjusted for:
Unrealized mark-to-market gain on energy-related derivatives (a)	(0.05)	(0.05)
Storage optimization program (b)	0.02	0.02
Weather derivative products (c)	(0.01)	(0.01)
DC weather impact (e)	0.04	0.04
Impairment loss on Springfield Operations Center (f)	0.06	0.06
Regulatory asset write-off—tax effect Medicare Part D (g)	0.05	0.05
Retroactive depreciation expense adjustment (h)	(0.03)	(0.03)

Non-GAAP Operating Earnings Per Share Guidance Range	$1.82	$1.88

Unregulated Business Segments
	Low	High
GAAP Earnings Per Share Guidance Range	$0.60	$0.66
Adjusted for:
Unrealized mark-to-market gain on energy-related derivatives (a)	(0.04)	(0.04)
Change in measured value of inventory (d)	0.05	0.05

Non-GAAP Operating Earnings Per Share Guidance Range	$0.61	$0.67

Footnotes:

(a)	Represents the estimated reversal of certain of our existing unrealized mark-to-market positions related to our energy derivatives that will be recorded to income during fiscal year 2012. For the regulated utility segment, to the extent that our unrealized mark-to-market gains and losses are not shared with customers, these amounts are recorded directly to income. All unrealized mark-to-market gains and losses for the retail-energy marketing segment and the wholesale energy solutions segment in the other activities segment are recorded directly to income.
(b)	Adjustments to shift the timing of storage optimization margins from the periods recognized for GAAP purposes to the periods in which such margins are recognized for regulatory sharing purposes. In addition, lower-of-cost-or-market adjustments related to system and non-system storage optimization are eliminated for non-GAAP reporting, since the margins will be recognized for regulatory purposes when the withdrawals are made at the unadjusted historical cost of storage inventory.
(c)	Represents weather derivatives that are recorded at fair value rather than being valued based on actual variations from normal weather. Thus, any portion of recorded fair value that is not directly offset by an increase/decrease in revenue due to weather is excluded for non-GAAP purposes.
(d)	Adjustments to reflect storage inventory at market or at a value based on the price used to value the physical forward sales contract that is economically hedging the storage inventory. This adjustment also includes the estimated effects of certain sharing mechanisms on all of our non-GAAP unrealized gains and losses.
(e)	Represents the financial effects of warm or cold weather that exceeds weather protection for our regulated utility segment.
(f)	During the third quarter of fiscal year 2012, Washington Gas recorded an impairment charge related to its Springfield Operations Center. Non-GAAP earnings has been adjusted to reflect a comparable measure in analyzing period-to-period comparisons.
(g)	In March 2010, the Patient Protection and Affordable Care Act (PPACA) eliminated future Medicare Part D tax benefits for Washington Gas’ tax years beginning after September 30, 2013. The deferred tax asset related to this benefit was reversed and a regulatory asset was established to reflect the probable recovery of higher future tax expense from customers. Based on positions taken by the Maryland Public Service Commission (PSC of MD) in Washington Gas’ rate case, the PSC of MD would not permit recovery of this asset.
(h)	Represents an adjustment that reduces depreciation expense applicable to the period from January 1, 2010 through September 30, 2011. As a result of the Virginia State Corporation Commission (SCC of VA) decision received on July 24, 2012, this adjustment will be recorded in the fourth quarter of 2012.

Contacts

WGL Holdings, Inc.

News Media

Ruben Rodriguez, 202-624-6620

or

Financial Community

Douglas Bonawitz, 202-624-6129

Source: WGL Holdings, Inc.